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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              Outlook Group Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 20, 2004


To the Shareholders of Outlook Group Corp.:

         We will hold the annual meeting of shareholders of Outlook Group Corp. at the Holiday Inn-Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah, Wisconsin on Wednesday, October 20, 2004 at 2:00 p.m. CDT. The meeting is being held for the following purposes:

         (1)      To elect two directors for three-year terms expiring in 2007;
                  and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 20, 2004 are entitled to vote at this meeting or any adjournment of the meeting.

                                        By Order of the Board of Directors




                                        Paul M. Drewek, Secretary

September 7, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

         The enclosed proxy is solicited by the board of directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 20, 2004. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of Outlook Group or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 20, 2004 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 3,385,477 outstanding shares of Outlook Group's common stock, $.01 par value, the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Outlook Group will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Outlook Group officers or employees may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of common stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 10, 2004. The Annual Report to Shareholders of Outlook Group covering the fiscal year ended May 31, 2004, including financial statements and Outlook Group's annual report on Form 10-K, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of common stock, as of August 20, 2004, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.



                         NAME AND NATURE                           NUMBER OF             PERCENT
                   OF BENEFICIAL OWNERSHIP (1)                      SHARES              OF CLASS
                   ---------------------------                      ------              --------
         Joseph J. Baksha................................            66,461               1.9%
         Harold J. Bergman...............................            10,000                 *
         Jane M. Boulware................................             7,666                 *
         Jeffry H. Collier (2)...........................            53,571               1.6%
         Paul M. Drewek (2)..............................            44,877               1.3%
         James L. Dillon.................................            18,750                 *
         Richard C. Fischer..............................            28,200                 *
         Pat Richter.....................................             9,150                 *
         A. John Wiley, Jr...............................            50,377               1.5%
         All directors and executive officers as
             a group (9 persons) (2).....................           289,052               8.2%

         Dimensional Fund Advisors Inc. (3)..............           213,600               6.3%
         Heartland Advisors, Inc. (4)....................           661,400              19.5%

-------------------
         *Less than 1%.
         (1) Includes the following shares issuable under stock options exercisable within 60 days: Mr. Baksha -- 40,000; Mr. Collier -- 21,000; Mr. Drewek -- 15,000; Messrs. Bergman, Dillon, Fischer, Richter and Wiley -- 9,000 each; Ms. Boulware -- 6,666; all directors and executive officers as a group--160,166. Mr. Drewek shares beneficial ownership of 1,500 shares.

         (2) As of August 20, 2004, 60,510 shares of common stock were held in the Savings Plan. Employees have the right to designate the vote of shares of common stock allocated to their accounts. Those shares are included in the table only to the extent held in an individual's account. However, the plan administrators, including Messrs. Collier and Drewek, may vote any shares for which participants do not provide voting directions.

         (3) According to a report on Form 13G/A dated February 6, 2004, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 213,600 shares of common stock at December 31, 2003. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

         (4) According to a report on Schedule 13G/A dated February 12, 2004, Heartland Advisors, Inc. ("Heartland") had shared dispositive power as to 661,400 shares of common stock, and shared voting power as to 638,600 of those shares, as of December 31, 2003. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and also reported shared voting power as to those shares. The business address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         Outlook Group's articles and bylaws provide for a board of between seven and eleven directors, and for classification of the board of directors into three separate classes. The board of directors has set the number of directors at eight. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

         The members of the class of directors whose terms expire at the 2004 annual meeting (two of the eight directors) are nominated for election to serve for terms expiring at the 2007 annual meeting. The remaining five directors were elected by the shareholders at the 2002 or 2003 annual meetings for terms expiring in 2005 or 2006, as shown in the following table.

         Proxies received by management will be voted FOR the election of each of the nominees named unless otherwise specified. If any such nominee is unable to serve (which Outlook Group does not anticipate), proxies may be voted for another person designated by the board of directors.


                                                                                                                Director
Name and Age                              Principal Occupation and Business Experience                           Since
--------------                            -----------------------------------------------                        -----

NOMINEES FOR ELECTION (TERMS EXPIRING IN 2007)

Joseph J. Baksha, 52                      President and Chief Operating Officer of Outlook Group                 1998

James L. Dillon, 60 (1)(2)                Accountant practicing with the firm Dillon, Endries, Otto &            1978
                                          Calmes LLC

CONTINUING DIRECTORS (TERMS EXPIRE IN 2005)

Harold J. Bergman, 68 (1)(2)              Chairman of Badger Paper Mills, Inc. since 2003; retired in            1994
                                          1998 as President and CEO of Riverside Paper Corp. (specialty paper manufacturer and converter) (3)

Jane M. Boulware, 41 (1)(2)               Corporate Vice President-Worldwide Marketing for MSN,                  2002
                                          Microsoft Corporation (internet content and services); from 2000 to
                                          2004, Vice President-Marketing Services of Kimberly-Clark Corporation
                                          (consumer products company); previously, other vice president positions within Kimberly-Clark (4)

Richard C. Fischer, 65                    Chairman and Chief Executive Officer of Outlook Group; also an         1995
                                          investment banker with Fischer & Associates LLC (and with
                                          Marquette Capital Partners from 2000 to 2002)

CONTINUING DIRECTORS (TERMS EXPIRE IN 2006)

Jeffrey H. Collier, 51                    Executive Vice President of Outlook Group                              1993

Pat Richter, 63 (1)(2)                    Director of Athletics-Emeritus, University of Wisconsin (5)            1995

A. John Wiley, Jr., 62                    President of Elipticon Wood Products, Inc. (manufacturer);             1978
                                          also president of Great American Backyards LLC (retailer)
                                          until its sale in 2003.

---------------------

         (1) Member of the Audit Committee of which Mr. Dillon is chairman. See "Board Meetings and Committees" below and "Report of the Audit Committee."

         (2) Member of the Compensation Committee, of which Mr. Richter is chairman. See "Board Meetings and Committees" below.

         (3) Mr. Bergman is also a director of Badger Paper Mills, Inc., a paper manufacturer company.

         (4)      Kimberly-Clark is a customer of Outlook Group.

         (5) Mr. Richter retired as Athletic Director in 2004. He is also a director of Anchor BanCorp Wisconsin Inc., a savings bank holding company.

BOARD MEETINGS AND COMMITTEES

         The Outlook Group board of directors met six times during fiscal 2004. Messrs. Bergman, Dillon, Richter and Wiley and Ms. Boulware are considered "independent" directors under Nasdaq Stock Market rules; all members of the Audit and the Compensation Committees are "independent." Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

         As part of the board's meetings, the independent directors regularly meet in executive session without management or non-independent directors present. The independent directors frequently ask the chairman of the board to join their executive session. Although the chairman is not "independent" by virtue of his executive officer status, he is not a full-time employee of Outlook Group and originally came into the chairman position while serving as an outside director. The independent directors have continued to value his input and insight in that capacity.

         Audit Committee. The Audit Committee met three times in fiscal 2004. On behalf of the Audit Committee, Mr. Dillon, its chair, also regularly consulted with the independent auditors about Outlook Group's periodic public financial disclosures, and participated in several telephone conferences relating to SEC-filed documents and related financial disclosures. See also "Report of the Audit Committee" and "Independent Auditors" for other information pertaining to the Audit Committee.

         The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be considered "financially literate" and be active, effective and contributing members of the Audit Committee. Mr. Dillon has been an accountant in private practice for more than 30 years. Mr. Bergman has served as chief executive officer of a manufacturing company for ten years, and also serves on the board and its audit committee of another publicly-held manufacturer. Ms. Boulware and Mr. Richter have both served in management positions in large enterprises, with significant responsibility for their financial results, budgeting and reporting. While all the members of the Audit Committee have substantial experience and knowledge, and are considered to be "financially sophisticated" within Nasdaq Stock Market rules, the board does not believe that any of these members meet the SEC's specific definition of "audit committee financial expert." However, the board believes that because the members have relevant qualities and experience which are not captured within the SEC's specific definition, and because of their past effectiveness as members of the board and the Audit Committee, it is appropriate that the Audit Committee not have such an "audit committee financial expert" under Outlook Group's current conditions and circumstances.

         Compensation Committee. The Compensation Committee held one meeting during fiscal 2004, and acted once by telephone conference and once by unanimous consent. The Compensation Committee: reviews, and either establishes or recommends to the board, compensation policies and plans; determines salaries, bonuses and benefits for the chief executive officer and chief operating offer; confirms with the CEO and COO compensation levels of other officers and key employees; makes stock option grants and determinations under stock option plans; and reviews, considers and advises on other personnel policies and procedures. See also "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation" for other information pertaining to the Compensation Committee.

         Charters. Outlook Group has adopted charters for the board's Audit and Compensation Committees. Outlook Group will continue to comply with SEC and Nasdaq Stock Market requirements concerning board and committee matters as they are adopted. The Company posts copies of committee charters and other corporate governance documents on its website, at www.outlookgroup.com, under the link "Corporate Governance." If those documents are changed, or related documents adopted, those changes and new documents will be posted on the corporate website at that address.

DIRECTOR NOMINATIONS

         Outlook Group's board formerly maintained a nominating committee, which included directors who were not "independent." To conform with recent regulatory and Nasdaq Stock Market changes, 2004 annual meeting and future determinations as to nominations to the board were and will continue to be made by the independent members of the board of directors acting as a group. The board determined that, as a consequence of the relatively small size of Outlook Group and the cohesive functioning of the independent directors, it would be less effective to form a separate committee to make these nominations. Rather, the board determined that the independent members would be able to appropriately make these determinations when acting in executive session without the structure of a separate committee.

         The independent directors will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for nomination to membership on Outlook Group's board of directors, which were confirmed by the independent members of the Board, have been posted under the "Corporate Governance" link on Outlook Group's website at www.outlookgroup.com. The criteria include: business experience and judgment; honesty and integrity; education background and experience with business and other organizations; and interplay of the candidates' experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and finances, especially in industries with are related to those conducted or served by Outlook Group. A first-time nominee should be highly respected and active in his or her profession. A nominee must be able to work well with other directors and management and be able to spend the time needed to function effectively. Nominees and directors must not serve on more than three public company boards of directors, in addition to Outlook Group's.

         Any nominee must have a genuine interest in representing the interests of Outlook Group and the shareholders on an overall basis, and not any particular shareholder group or special interest. No nominee should have a material conflict of interests which would interfere with his or her duty of loyalty.

         The independent directors will consider names submitted to them in good faith by shareholders. They do not intend to evaluate proposed nominees differently depending upon who has made the proposal, although the directors acknowledge that nominations by an existing outside director or by a member of management may facilitate consideration because information and knowledge about the candidate is likely to be more readily available from those sources. Outlook Group has not paid any third party fees to assist in the process of identifying or evaluating director nominees, and does not expect to do so in the future.

         If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the independent directors, in care of the corporate Secretary, at least six months before the next annual meeting; the independent directors request that amount of time to assure an opportunity for meaningful consideration. Due to the relative size of Outlook Group and the manner in which the independent directors have functioned, the independent directors do not intend to adopt a more formalized process for consideration; they believe that they will be most able to effectively fill any director position and consider any nominees by responding to facts and conditions as they exist at the time of any vacancy. However, the board and the independent directors will consider from time to time whether a more formal procedure for consideration would be appropriate.

         See also "Shareholder Proposals and Notices" below for requirements included in Outlook Group's bylaws for shareholder nominations to the board. Outlook Group has not received any suggested nominees from any 5%-or-greater security holders, as determined under relevant SEC disclosure requirements, or rejected any such nominees.

OTHER BOARD AND CORPORATE GOVERNANCE MATTERS

         Communications between Shareholders and the Board. Any shareholder communications which are sent to the board in care of the chief executive officer or the corporate secretary are forwarded to the board, unless the communication relates specifically to a customer inquiry, a personnel matter or a complaint in which shareholder status is not relevant (as determined by the reviewing officer). The board as a whole, with the specific unanimous approval of the independent directors, has authorized the chief executive officer to screen those types of communications to make the determinations. Unless and until any other procedures are developed and posted on Outlook Group's corporate website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.

         Director Attendance at Annual Shareholders' Meeting. The annual meeting provides a good opportunity for directors to speak informally with other Outlook Group shareholders. Outlook Group therefore expects all of its directors to attend the annual meeting of shareholders. The board has adopted a policy requiring such attendance, unless a director is excused by the chief executive officer for an important reason. All directors attended the 2003 annual meeting of shareholders.

         Code of Ethics. Outlook Group is committed to ethical and honest business operations, and it has long promulgated standards for its officers, directors and employees to foster good corporate governance and citizenship. In response to recent developments in the business world, Outlook Group has updated its guidelines and organized the relevant guidelines into a specific code of ethics to address SEC and Nasdaq definitions for such codes. Among other things, the code of ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code of ethics applies to all directors, officers and employees of Outlook Group, including the chief executive and financial officers.

         Outlook Group has posted copies of its code of ethics on its corporate website, at www.outlookgroup.com, under the link "Corporate Governance." If the code of ethics is changed, waivers from it are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on Outlook Group's corporate website at that address.

DIRECTOR COMPENSATION

         For fiscal 2004, directors who are not employees of Outlook Group received a fee of $6,000 per year, $500 for each meeting of the board attended and $300 ($400 in the case of the committee chairman) for each board committee meeting attended. Messrs. Baksha and Collier are currently employees and therefore do not receive fees. In addition, directors are eligible for participation in the Option Plan, which participation was proposed in 1999 in lieu of an increase in cash fees. Each of those options vests one third annually, on the anniversary date of grant, and expires ten years after grant. No options were granted in fiscal 2004.

         Fischer Arrangements. Mr. Fischer, although designated Outlook Group's Chief Executive Officer, is not an employee of Outlook Group. Rather, he is compensated for his duties in that position as an independent contractor. He estimates that he spent approximately 30% to 35% of his business time on Outlook Group matters in fiscal 2004. Amounts paid to Mr. Fischer under this arrangement appear in the cash compensation table. Mr. Fischer is not entitled to receive a bonus or employee benefits in his position. For fiscal 2004, Mr. Fischer's annual compensation was $90,000, plus board fees; for fiscal 2005, Mr. Fischer's arrangement will continue on the same basis.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 2004 and in the two prior fiscal years of (i) each person who served as chief executive officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to Outlook Group and its subsidiaries.


                                                                                 LONG TERM
                                          ANNUAL COMPENSATION(1)               COMPENSATION
                                                                                  AWARDS
NAME AND PRINCIPAL                FISCAL                                       OPTIONS/SARS          ALL OTHER
    POSITION                       YEAR        SALARY ($)      BONUS($)(2)         #(3)          COMPENSATION($)(4)
---------------------------       ------      -----------      -----------     ------------      ------------------

Richard C. Fischer,                2004         $ 99,000              -0-            -0-                 -0-
  Chairman and CEO (5)             2003           99,000              -0-            -0-                 -0-
                                   2002           99,000              -0-          3,000                 -0-

Joseph J. Baksha,                  2004         $225,000         $ 73,000            -0-            $  4,500
  President and COO                2003          225,000          110,000            -0-               5,500
                                   2002          225,000              -0-         15,000               5,250

Jeffry H. Collier,                 2004         $137,000         $ 25,317            -0-            $  4,067
  Executive Vice President         2003          132,870              -0-            -0-               4,435
                                   2002          129,000           34,553         11,000               3,917

Paul M. Drewek                     2004         $118,000         $ 25,000            -0-            $  3,626
  Chief Financial Officer          2003          113,300           30,000            -0-               2,907
                                   2002          110,000           25,000          5,000               3,254

--------------------------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

         (2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but a portion may be paid in the following fiscal year.

         (3) Represents number of shares for which options were granted under the Outlook Group Corp. 1999 Stock Option Plan. No SARs have been granted.

         (4) Reflects the Outlook Group's contributions to the executive officer's account in the Savings Plan.

         (5) Includes board fees. Mr. Fischer is not an employee of Outlook Group, and estimates that he spent approximately 30% to 35% of his business time on Outlook Group matters during fiscal 2004. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         No stock options or SARs were granted in fiscal 2004 to the four executive officers named in the above Summary Compensation table.

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2004.


                                                                                                  VALUE OF
                                                                   NUMBER OF                  UNEXERCISED IN THE
                                                               UNEXERCISED OPTIONS               MONEY OPTIONS
                          SHARES                                AT FY END (#) (1)             AT FY END ($) (1)(2)
                        ACQUIRED ON        VALUE            -------------------------      -------------------------
       NAME              EXERCISE         REALIZED          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
       ----              --------         --------          -------------------------      -------------------------
Richard C. Fischer          -0-              -0-                9,000 /  1,000                 $14,445 /  $1,885
Joseph J. Baksha          32,500           $91,475             35,000 /  5,000                 $26,938 /  $9,250
Jeffry H. Collier         14,000           $39,430             17,333 /  3,667                 $16,941 /  $6,784
Paul M. Drewek            20,000           $55,150             13,333 /  1,667                 $ 9,541 /  $3,084

------------------
         (1)      No SARs have been granted.

         (2) Based upon the $6.15 closing price of the common stock on May 28, 2004, the last trading day before the fiscal year end.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         In 1999, Outlook Group entered into an employment agreement with Joseph
J. Baksha, President and Chief Operating Officer of Outlook Group, for a term of two years, which was renewed in June 2001 and again extended and amended as of June 1, 2003 for an additional two year term. Under the employment agreement as in effect, Mr. Baksha earned an annual base salary of $225,000 in fiscal 2004; fiscal 2005 salary is expected to be at least that amount. The agreement provided for a special $25,000 cash bonus, paid upon signing of the extension. In addition, the agreement provides for an annual cash bonus for Mr. Baksha of $1,500 for each one cent of diluted net earnings per share of Outlook Group in the fiscal years. Those earnings will be adjusted, if appropriate, to reflect unusual start-up costs or expenses (or similar gains) relating to certain significant multi-year supply chain or management agreements which may be entered into in the periods.

         Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by Outlook Group other than for cause, as defined in the agreement, including if the agreement is not renewed, Mr. Baksha is entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of Outlook Group and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes, as specified in the agreement, or Mr. Baksha's employment agreement is not renewed, Mr. Baksha shall be entitled to receive his annual salary for the two years following an event as set forth above plus a bonus in the year of termination equaling the greater of $75,000 or the actual bonus as otherwise determined under the employment agreement. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment.

         Mr. Fischer has a change in control agreement with Outlook Group, which was effective in June 2001. In the event Mr. Fischer's services are terminated in connection with a change in control transaction, he would be entitled to continue to receive his then-current compensation for one year. Messrs. Collier and Drewek also have change in control arrangements. In the event of a change in control in Outlook Group, in the event there is not an ongoing arrangement for continued employment, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary (and accrued bonus) as a severance benefit, in addition to continuation of benefits for the twelve month period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of Outlook Group and its subsidiaries are set by the Compensation Committee of the board of directors. During fiscal 2004, this committee was composed of four independent non-employee directors. Compensation decisions with respect to the Chief Executive Officer and the President are made primarily by the committee; compensation decisions as to all other officers, including its subsidiaries, are recommended by the chief executive officer and then approved by the committee. All compensation programs, such as the Savings Plan and the Option Plan, are either originated or approved by the committee.

         It is Outlook Group's policy to fairly compensate individuals for their contributions to Outlook Group's business, being mindful of the ability of the company to fund such compensation plans or programs and the need to provide fair value to Outlook Group's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Outlook Group and be competitive with other companies. (Other companies reviewed are not those reflected in the performance graph below.) In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the divestiture of certain operations and improving financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The committee reviews numerous factors in determining the compensation of the Chief Executive Officer including Outlook Group's performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer in 1997, it was determined that compensation of Mr. Fischer as an independent contractor was appropriate to reflect his then-interim status. Compensation was then based upon number of hours actually worked to reflect appropriately Mr. Fischer's role. Beginning in fiscal 2002, the committee determined, based on experience under the prior arrangement and expectations as to Mr. Fischer's role in coming years, to set Mr. Fischer's compensation at a fixed amount. The amount was fixed at $90,000 (plus board fees) for fiscal 2004, based on his prior compensation and the Committee's expectation of degree of involvement in Outlook Group matters during fiscal 2004. Mr. Fischer and the Committee estimated that he would spend approximately 25% to 30% of his business time on Outlook Group related matters during fiscal 2004; he actually spent somewhat more. Mr. Fischer was not considered for a bonus, however, since a bonus was not contemplated by his compensation package. See also the discussion above in this proxy statement regarding Mr. Fischer's change in control arrangement.

         Outlook Group has also established the Option Plan as an additional incentive to its officers and key employees, including the chief executive officer. The committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of Outlook Group, by providing them with a greater stake in the increasing value of the common stock on a longer-term basis. The Option Plan is designed to complement the incentive provided by the annual cash bonus. In view of the number of option awards in fiscal 2002, the Committee did not grant stock options to executive officers in fiscal 2003 or fiscal 2004. The Committee believes that this approach was appropriate to continue an incentive to the individuals, in view of their existing option levels.

         The factors considered to determine compensation of the other executive officers in fiscal 2004 were essentially the same (other than part-time status) as those considered with respect to the chief executive officer. Bonuses for other executive officers are dependent upon the level of Outlook Group's earnings, departmental performance and individual achievement of pre-established goals, as well as the provisions of Mr. Baksha's employment agreement. Individual awards would be recommended by the chief executive officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the chief executive officer may consider appropriate. The Committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the chief executive officer to recommend particular designations of awards based upon all of the factors. See above for a discussion of Mr. Baksha's employment agreement and other officers' change in control arrangements.

         The executive officers who are full-time employees of Outlook Group are also entitled to earn bonus payments. Mr. Baksha's incentive pay is specified in his employment agreement; see "Employment Contracts and Change-in-Control Arrangements" above. For Messrs. Collier and Drewek, bonus arrangements are based upon the successful completion of specified objectives. For fiscal 2004, Mr. Baksha's bonus included $48,000 pursuant to the formula in his employment agreement based on diluted net earnings per share, in addition to a special $25,000 cash bonus upon execution of his extended employment agreement. Mr. Baksha's fiscal 2003 bonus included a portion that actually related to prior fiscal periods; however, because it was not determined until fiscal 2003 and was based upon a recalculation in that year of various adjustments, the entire amount was reported in the summary compensation table for fiscal 2003.

         The committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the committee believes that any compensation income pursuant to Outlook Group's option plans would not be subject to that limitation due to their approval by shareholders.

         Members of the Compensation Committee:

  Pat Richter, Chairman  Harold J. Bergman  Jane M. Boulware  James L. Dillon

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Outlook Group common stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by Outlook Group. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Multi-Color Corp.; Paxar Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen several years ago in consultation with Outlook Group's investment adviser.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1999, in common stock and each of the indices, with the indices reflecting reinvestment of dividends.

                                   1999         2000          2001          2002         2003         2004
                                   ----         ----          ----          ----         ----         ----

        OGC                         100          147           135           138          138         174
        NASDAQ/US                   100          137            85            66           65          81
        Peer Group                  100          133           143           183          143         187

                              CERTAIN TRANSACTIONS

         It is Outlook Group's policy that all material transactions between Outlook Group, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to Outlook Group than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the board of directors, or a majority of the directors who are independent and not financially interested in the transaction. As a result of legislation enacted in July 2002, Outlook Group will no longer make loans to its officers although existing loans will remain in place until repaid in accordance with their terms.

         Officer Indebtedness. In his original employment agreement, Outlook Group agreed to make a loan to Mr. Baksha up to $100,000 to purchase Outlook Group common stock. The term of the loan would be five years at the same rate of interest charged Outlook Group pursuant to its line-of-credit at the time of such loan. Such a loan was made to Mr. Baksha in July 1998, at an interest rate of 8% per annum. This was adjusted to 4.94% in fiscal 2002 to match the rate on the loans discussed below. The loan principal was due in July 2003; interest was due annually. The maximum principal amount outstanding under the loan during fiscal 2004 was $100,000, which also was the amount outstanding at fiscal year end. Mr. Baksha has repaid this loan in fiscal 2004 in accordance with its terms.

         Because of the changes in law, Outlook Group could not modify or extend Mr. Baksha's loan or take other related action consistent with the Company's desire to encourage Mr. Baksha's continued ownership. To assist in providing liquidity to Mr. Baksha for the repayment of the loan, on July 22, 2003, Outlook Group repurchased from him 17,072 shares of common stock at $6.1466 per share, the average of the high and low trading prices for that day and the preceding two trading days. Mr. Baksha used the proceeds to repay his note as provided above.

         In March 2001, to encourage and facilitate increased Outlook Group stock ownership, Outlook Group also agreed to make additional loans aggregating up to $550,000 to officers and key employees to purchase common stock. Through May 31, 2002, a total of $335,450 in principal amount had been loaned, including $60,988 to Mr. Baksha, $60,988 to Mr. Collier and $91,489 to Mr. Drewek. Those amounts were also the maximum amounts due during the fiscal year. Payments of principal under the loans are due beginning in April 2006. The loans bear interest at 4.94%, which is the same as the assumed federal rate applicable to Outlook Group at the origination of the loans. Interest is payable annually.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires a public company's officers and directors, and persons who own more than 10% of that company's common stock (collectively, "insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by SEC regulation to furnish Outlook Group with copies of all
Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Outlook Group, or written representations that no such forms were required. On that basis, Outlook Group believes that during fiscal 2004 its insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

         The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of Outlook Group for fiscal 2005. PricewaterhouseCoopers has acted as Outlook Group's independent public accountants since fiscal 1993. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services relating to fiscal 2004 and 2003 were as follows:

                                                      2004              2003
                                                   ---------         ---------
                    Audit Fees                      $132,800          $114,300
                    Audit-Related Fees                 8,285             7,500
                    Tax Fees                          34,450            41,120
                    All Other Fees                         0                 0
                                                   ---------         ---------
                             Total                  $175,535          $162,920


Audit fees are for the indicated fiscal years. Audit-related fees were for assurance and related services with respect to employee benefit plan audits in those years. Tax fees were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice in those years.

         In accordance with the Sarbanes-Oxley Act of 2002, and related SEC regulations which became effective in May 2003, the Audit Committee adopted policies requiring that the annual audit, and other engagements of PricewaterhouseCoopers LLP which are expected to exceed $10,000 in any fiscal year, must be approved in advance by the Audit Committee, after a consideration of the services to be performed, the fees involved, and the Committee's view of the effect on the independence of the auditors. Amounts less than that amount may be approved by the chief financial officer, who in turn must receive approval in advance from the chairman of the Audit Committee and subsequently report to the Committee on the expenditure. All fees for fiscal 2004 were approved under this policy. The reported expenditures for fiscal 2003 were incurred before these policies were adopted, although the Audit Committee did review and approve the budget for the annual audit and tax work under the Committee's prior informal procedures.

                          REPORT OF THE AUDIT COMMITTEE

         Outlook Group's Audit Committee was established in 1990. The Audit Committee selects the independent auditors and determines their compensation. The Audit Committee's functions also include: meeting with the independent auditors; assessing the adequacy of internal controls, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to Outlook Group's financial accounting and reporting.

         The members of the Audit Committee are all "independent" directors as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. No member is employed by or has any other material relationship with Outlook Group. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter, as it has been amended to date, is attached to this proxy statement as Appendix A.

         In connection with its function to oversee and monitor the financial reporting process of Outlook Group, the Audit Committee has done the following:

         o reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2004 with Outlook Group management;

         o discussed, through its Chairman, with PricewaterhouseCoopers LLP, Outlook Group's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), and scheduled a full committee meeting in September for further discussions; and

         o received the written disclosure and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed, through its Chairman, with PricewaterhouseCoopers its independence.

         Based on the foregoing, the Audit Committee recommended to the board that the audited financial statements be included in Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2004.

         Members of the Audit Committee:

   James L. Dillon, Chairman  Harold J. Bergman  Jane M. Boulware  Pat Richter

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Outlook Group no later than May 13, 2005 in order to be considered for inclusion in next year's annual meeting proxy material.

         Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Outlook Group by July 29, 2005 in the case of Outlook Group's 2004 annual meeting of shareholders. No notices were received relating to the 2004 annual meeting.

                                  OTHER MATTERS

         Although the board of directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors




                                          Paul M. Drewek, Secretary

September 7, 2004

         A COPY (WITHOUT EXHIBITS) OF OUTLOOK GROUP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2004, IS INCLUDED IN THE MAILING TO SHAREHOLDERS WITH THIS PROXY STATEMENT, AND WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF OUTLOOK GROUP COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

                                                                      APPENDIX A


                               OUTLOOK GROUP CORP.
                             AUDIT COMMITTEE CHARTER
                  As amended and restated on December 17, 2003

         The Board of Directors of Outlook Group Corp. hereby adopts an amended and restated charter for its Audit Committee, with the authority, responsibility and duties specified below.

COMPOSITION

         The Audit Committee shall be comprised of three or more directors, who shall meet the independence and experience requirements of the Securities and Exchange Commission and the Nasdaq Stock Market. One of the members shall be appointed Committee Chairman by the Board of Directors or the Committee.

AUTHORITY

         The Audit Committee has the authority to retain the Company's independent auditors, to review the financial statements prepared by management and the annual audit of the Company, and to review any other activity and processes of the Corporation in connection therewith that they deem appropriate. All employees are directed to cooperate as required by members of the Committee. The Committee is empowered to retain persons having special competence, such as counsel, auditors or other advisors, as necessary to assist the Committee in fulfilling its responsibilities.

RESPONSIBILITY

         The Audit Committee is intended to serve as focal point for communication between non-Committee directors, the Corporation's independent accountants and the Corporation's management as their duties relate to financial accounting, reporting and controls. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Corporation and all subsidiaries and the sufficiency of auditing relative thereto. It is to be the Board's principal agent in assuring the independence of the Corporation's independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board of Directors as needed is not to be restricted.

MEETINGS

         The Audit Committee is to meet at least twice per year, and as many other times as that Committee deems necessary.

ATTENDANCE

         At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and representatives of the independent accountants be present at meetings of the Committee.

MINUTES

         Minutes of each meeting are to be prepared and sent to Committee members and Corporation directors who are not members of the Committee. If the Secretary of the Corporation has not taken the minutes, they should be sent to him or her for permanent filing.

SPECIFIC DUTIES

         The Audit Committee is to:

         1. Make all final decisions relating to the attention, dismissal and hiring of independent auditors for the Corporation, and report to the Board on those determinations.

         2. Review the scope and general extent of the independent accountants' audit examination, including their engagement letter. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

         3. Approve fees for the annual audit and other services to be provided by the independent auditor. The approval process may include policies for de minimus amounts of services or fees for which approval may be delegated to management and/or the Chairman.

         4. Inform the independent accountants and management that the independent accountants and the Committee may communicate with each other at all times; and the Chairman may call a meeting whenever he or she deems it necessary.

         5. Review with the Corporation's management and independent accountants the Corporation's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

         6. Have familiarity with the accounting and reporting principles and practices applied by the Corporation in preparing its financial statements, as well as the corporation's established standards of corporate conduct and performance, and deviations therefrom.

         7. Review the extent of nonaudit services provided by the independent accountants in relation to the objectivity needed in the audit.

         8. Review with management and the independent accountants, upon completion of their audit, financial results for the year.

         9. Provide any report or summaries which may be required for the Corporation's annual report to shareholders on Form 10-K, and arrange for review of the Forms 10-K and 10-Q by the Committee or its chairman.

         10. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the Corporation's financial statements.

         11. Discuss with the independent accountants the quality of the Corporation's financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their "letter of comments and recommendations". Review written responses of management to the auditors' comment letter.

         12. Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent accountants to the Corporation's needs.

         13. Update the Board of Directors, through minutes and presentations as necessary, of significant developments in the course of performing the above duties.

         14. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

         15. Conduct an appropriate review of related party transactions with the Corporation on an ongoing basis and review potential conflict of interest situations where appropriate.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                     2004 ANNUAL MEETING OF SHAREHOLDERS OF
                               OUTLOOK GROUP CORP.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Richard C. Fischer, Harold J. Bergman and Paul
M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Holiday Inn - Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah Wisconsin, on Wednesday, October 20, 2004, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SEE REVERSE SIDE

                         ANNUAL MEETING OF SHAREHOLDERS
                               OUTLOOK GROUP CORP.
                                OCTOBER 20, 2004

             Please date, sign and mail your proxy card in the envelope provided as soon as possible.



Please detach along perforated line and mail in the envelope provided



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

Please sign, date and return promptly in the enclosed envelope. Please mark your votes in blue or black ink as shown here |X|

1. To elect directors for terms expiring in the years indicated

         / /      FOR all nominees                      Nominees for terms
                                                        expiring in 2007:
                                                        o Joseph J. Baksha
                                                        o James L. Dillon

         / /      WITHHELD AUTHORITY FOR
                  all nominees

         / /      FOR ALL EXCEPT
                  AS MARKED
                  (See instructions below)

         Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT AS MARKED". Fill in the circle next to each nominee you wish to withhold, as shown here: O

         ------------------

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS NAMED IN PROPOSAL 1.

Please mark, sign, date and promptly return this proxy

To change the address on your account, please       Please check box if you
check  the box at right and indicate your new       plan to attend in person / /
address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. / /

Signature of Shareholder: ___________________  Date: ___________

Signature of Shareholder: ___________________  Date: ___________

NOTE: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee, guardian or in similar capacities, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.







                                       3